Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated April 29, 2016

Preliminary Prospectus Supplement dated May 1, 2017

Registration Statement File No. 333-211035

UNITED TECHNOLOGIES CORPORATION

FINAL TERM SHEET DATED MAY 1, 2017

$1,000,000,000 1.900% NOTES DUE 2020

$500,000,000 2.300% NOTES DUE 2022

$800,000,000 2.800% NOTES DUE 2024

$1,100,000,000 3.125% NOTES DUE 2027

$600,000,000 4.050% NOTES DUE 2047

Issuer:	United Technologies Corporation

Title:

1.900% Notes due 2020 (the “2020 Notes”)

2.300% Notes due 2022 (the “2022 Notes”)

2.800% Notes due 2024 (the “2024 Notes”)

3.125% Notes due 2027 (the “2027 Notes”)

4.050% Notes due 2047 (the “2047 Notes”)

Principal Amount:	$1,000,000,000 (2020 Notes) $500,000,000 (2022 Notes) $800,000,000 (2024 Notes) $1,100,000,000 (2027 Notes) $600,000,000 (2047 Notes)

Maturity Date:	May 4, 2020 (2020 Notes) May 4, 2022 (2022 Notes) May 4, 2024 (2024 Notes) May 4, 2027 (2027 Notes) May 4, 2047 (2047 Notes)

Coupon:	1.900% (2020 Notes) 2.300% (2022 Notes) 2.800% (2024 Notes) 3.125% (2027 Notes) 4.050% (2047 Notes)

Price to Public:	99.951% of face amount (2020 Notes) 99.779% of face amount (2022 Notes) 99.792% of face amount (2024 Notes) 100.000% of face amount (2027 Notes) 99.724% of face amount (2047 Notes)

Underwriting Discount:	0.300% (2020 Notes) 0.350% (2022 Notes) 0.400% (2024 Notes) 0.450% (2027 Notes) 0.875% (2047 Notes)

Yield to Maturity:	1.917% (2020 Notes) 2.347% (2022 Notes) 2.833% (2024 Notes) 3.125% (2027 Notes) 4.066% (2047 Notes)

Spread to Benchmark Treasury:	+45 basis points (2020 Notes) +50 basis points (2022 Notes) +70 basis points (2024 Notes) +80 basis points (2027 Notes) +105 basis points (2047 Notes)

Benchmark Treasury:	1.500% due April 15, 2020 (2020 Notes) 1.875% due April 30, 2022 (2022 Notes) 2.000% due April 30, 2024 (2024 Notes) 2.250% due February 15, 2027 (2027 Notes) 2.875% due November 15, 2046 (2047 Notes)

Benchmark Treasury Spot and Yield:	100-03; 1.467% (2020 Notes) 100-04 1⁄4; 1.847% (2022 Notes) 99-04+; 2.133% (2024 Notes) 99-11; 2.325% (2027 Notes) 97-08; 3.016% (2047 Notes)

Interest Payment Dates:	Semi-annually on May 4 and November 4, commencing November 4, 2017

Day Count Convention:	30/360

Make-Whole Call:

+7.5 basis points (2020 Notes)

+10 basis points (prior to April 4, 2022) (2022 Notes)

+12.5 basis points (prior to March 4, 2024) (2024 Notes)

+15 basis points (prior to February 4, 2027) (2027 Notes)

+20 basis points (prior to November 4, 2046) (2047 Notes)

Par Call:	On or after April 4, 2022 (2022 Notes) On or after March 4, 2024 (2024 Notes) On or after February 4, 2027 (2027 Notes) On or after November 4, 2046 (2047 Notes)

Proceeds, Before Expenses:	$996,510,000 (2020 Notes) $497,145,000 (2022 Notes) $795,136,000 (2024 Notes) $1,095,050,000 (2027 Notes) $593,094,000 (2047 Notes)

Trade Date:	May 1, 2017

Settlement Date:	May 4, 2017 (T+3)

CUSIP:	913017 CM9 (2020 Notes) 913017 CQ0 (2022 Notes) 913017 CN7 (2024 Notes) 913017 CR8 (2027 Notes) 913017 CP2 (2047 Notes)

ISIN:	US913017CM98 (2020 Notes) US913017CQ03 (2022 Notes) US913017CN71 (2024 Notes) US913017CR85 (2027 Notes) US913017CP20 (2047 Notes)

Denominations:	$2,000 x $1,000

Ratings*:	A3/A- (Stable/Stable)

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Wells Fargo Securities, LLC

Joint Lead Managers:	Barclays Capital Inc.
BNY Mellon Capital Markets, LLC
Commerz Markets LLC
MUFG Securities Americas Inc.
SMBC Nikko Securities America, Inc.
Standard Chartered Bank
UniCredit Capital Markets LLC

Senior Co-Managers:	The Williams Capital Group, L.P.
Santander Investment Securities Inc.
SG Americas Securities, LLC

Co-Managers:	BMO Capital Markets Corp.
ICBC Standard Bank Plc
Lebenthal & Co., LLC
Loop Capital Markets LLC

* Note: A security rating is not a recommendation to buy, sell or hold securities. Additionally, the security rating may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus), as amended, with the SEC for the offering to which this communication relates (File No. 333-211035). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated (toll-free) at 1-800-294-1322, Citigroup Global Markets Inc. (toll-free) at 1-800-831-9146, Goldman Sachs & Co. LLC (toll-free) at 1-866-471-2526, HSBC Securities (USA) Inc. (toll-free) at 1-866-811-8049, or J.P. Morgan Securities LLC (collect) at 1-212-834-4533.